EXHIBIT 10.5

PRINCIPAL CONDITIONS OF LEASE

Lessor	:	DPA Nederland B.V.

Lessee	:	AVG Netherlands B.V. / AVG Technologies N.V.

Commencement of financial year lessee	:	1 January

Building	:	Gatwickstraat 9-39, Sloten

Cadastral municipality	:	Sloten

Section	:	K

Number	:	2748

Size	:	42 are and 65 centiare

Surface area (m² NSA)	:	493.9 m2

Lease period (in years)	:	5 years

Lease commencement date	:	1 July 2011

End date	:	30 June 2016

Period of notice for lease (in months)	:	12 months

Renewal options	:	After the end of the lease, it will be automatically renewed for a period of one year, six months and 15 days, through 15 January 2018. The lease will then be renewed for consecutive five-year periods.

Rent for office space	:	€175 per m² per year, plus BTW (Dutch VAT)

Rent for parking spaces	:	€1500 per parking space per year, plus BTW

Service costs	:	€38.50 per m² per year, plus BTW

Annual rent	:	€92,432.50 per year, (including parking), plus BTW

Annual service costs	:	€19,015.15 per year, plus BTW

Rent subject to turnover tax	:	yes

Indexation	:	annually, for the first time on 1 July 2012

Bank Guarantee	:	€33,155.66 (before 1 July 2011, including BTW)

Manager	:	Jones Lang LaSalle Property Management B.V.

N.B. Unless otherwise stated, all prices listed above are exclusive of BTW

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LEASE FOR OFFICE SPACE AND OTHER COMMERCIAL SPACE WITHIN THE MEANING OF SECTION 7:230A OF THE DUTCH CIVIL CODE1

Model drawn up by the Council for Real Estate Matters (ROZ) on 30 July 2003.

Reference to this model, and use thereof, is permitted exclusively in the event that entered, added or varying text is clearly recognisable as such. Additions or variations should be included under the heading ‘special provisions’. The ROZ cannot accept any liability for harmful consequences of the use of the text of the model.

SIGNATORIES:

DPA Nederland B.V. established in Sloten at Gatwickstraat 11, hereinafter to be referred to as: ‘the lessor’, listed in the trade register of the Chamber Of Commerce under dossier number 33227801, represented by Mr O.O. Berten

and

AVG Netherlands B.V. established in Amsterdam at Claude Debussylaan 46, hereinafter to be referred to as: ‘the lessee’, listed in the trade register of the Chamber of Commerce under dossier number 52839761, turnover tax number NL8506.23.388.B01 represented by Mr H.J. de Haas.

AVG Technologies N.V. established in Amsterdam at Claude Debussylaan 46, hereinafter to be referred to as: ‘the lessee’, listed in the trade register of the Chamber of Commerce under dossier number 34231583, turnover tax number NL8147.20.857.B01 represented by Mr J. Little.

HAVE REACHED AGREEMENT AS FOLLOWS:

1 The leased property, the designated use

1.1 The lessor leases to the lessee, and the lessee leases from the lessor the commercial space of approx. 493.9 m2 NSA, including a share in the communal space, on the 6th floor on the left-hand side, and 4 parking spaces in the car park belonging to the building, hereinafter to be referred to as: ‘the leased property’, located in Sloten at Gatwickstraat 9-39, listed in the land registry as Sloten Municipality section K number 2748, which commercial space is indicated in greater detail on the drawing, initialled by the parties, included with and forming part of this agreement, and a signed completion statement, indicating which systems and other facilities belong and which do not belong to the leased property, and containing a description of the condition of the leased property, including photos prepared by the parties, as appropriate.

1.2 The leased property will be used by or on behalf of the lessee solely as office space and parking spaces.

1.3 The lessee is not permitted, without the lessor’s prior written permission, to give the leased property a different designated use than that described in 1.2.

1.4 The highest permissible load on the floors of the leased property is: 250 kg/m2.

2 General Terms and Conditions

The ‘GENERAL PROVISIONS FOR LEASE OF OFFICE SPACE AND OTHER INDUSTRIAL SPACE WITHIN THE MEANING OF SECTION 7:230A OF THE DUTCH CIVIL CODE’, listed with the registry of the court in The Hague on 11 July 2003 and registered there under number 72/2003, hereinafter referred to as the ‘general provisions’, form a part of this lease. The contents of these general provisions are known to the parties. A copy of the general provisions, initialled by the lessor and lessee, is included as an annex to this lease.

2.2 The general provisions referred to in 2.1 are applicable, except inasmuch as this agreement contains an explicit deviation from them or their application is not possible with regard to the leased property.

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2.3 Unless otherwise stipulated below, this lease is subject to the provisions set down in the lease between Fortress Beheer VI B.V. and DPA Nederland B.V. dated 19 March 2008, for the immoveable property of which the leased property forms a part, hereinafter to be referred to as ‘the principal lease’, an copy of which lease with accompanying general provisions, authenticated by the parties, is attached to this lease.

2.4 Where the principal lease refers to the ‘lessor’ and the ‘lessee’, respectively, this must be read as ‘sublessor’ and ‘sublessee’ respectively in the context of this subletting agreement.

3 Duration, renewal and termination

3.1 This agreement is entered into for a period of 5 years, commencing on 1 July 2011 and ending on 30 June 2016.

3.2 Following the end of the period referred to in 3.1, this agreement will be renewed for a contiguous period of one year, six months and 15 days, therefore through 15 January 2018. This agreement will then be renewed for contiguous five-year periods. All contiguous leases, including the first automatic renewal, will never overrun the term of the principal lease between DPA Nederland B.V. and Credit Suisse N.V.

3.3 Termination of this lease will take place by notice of termination issued by the lessor or lessee at the end of a lease period, with due observance of a period of notice of at least twelve months.

3.4 Notice of termination must be given by bailiff’s notification or by registered letter.

4 Rent, turnover tax, rent adjustment, payment obligation, payment period

4.1 The commencement rent for the leased property is €92,432.50 per annum, in words ninety-two thousand, four hundred and thirty-two euros and fifty cents.

4.2 The parties agree that the lessor will charge turnover tax on the rent. In the event that the parties do not agree on rent subject to turnover tax, the lessee will owe a separate payment to the lessor to compensate for the loss suffered or to be suffered by the lessor or its legal successor(s) as a result of turnover tax on the investments and operating costs of the lessor or its legal successor(s) not or no longer being deductible. That stipulated in 19.1 through 19.9 of the general provisions is not applicable in such cases.

4.3 In the event that the parties have agreed on taxed rent, the lessor and lessee make use of the option, on the grounds of Notification 45, decision of 24 March 1999, no. VB 99/571, not to submit a joint option request for turnover-taxed rent. By signing the lease, the lessee declares, also for the benefit of the lessor’s legal successor(s), that it will continue to use or will ensure the continued use of the leased property for purposes for which a full or virtually full right to deduction of turnover tax exists, on the grounds of Section 15 of the Turnover Tax Act 1968. The parties make use of the option, on the grounds of Section 1, paragraph 1, letter b, item 5, of the Turnover Tax Act 1968, in conjunction with Section 6a of the Turnover Tax Implementation Decision 1968, not to submit a joint option request for turnover-taxed rent. By signing the lease, the lessee declares, also for the benefit of the lessor’s legal successor(s), that the lessee will continue to use or will ensure the continued use of the leased property for purposes for which a full or virtually full right to deduction of turnover tax exists, on the grounds of Section 15 of the Turnover Tax Act 1968.

4.4 The lessee’s financial year is from 1 January to 31 December.

4.5 The rent will be adjusted annually on 1 July, for the first time on July 2012, in accordance with 9.1 through 9.4 of the general provisions, on the understanding that the consumer price index (CPI) all households series (2000 = 100) referred to in 9.1 will be replaced with the consumer price index (CPI) all households series (2006 = 100).

4.6 The payment owed by the lessee for additional supplies and services to be provided by or on behalf of the lessor will be determined in accordance with article 16 of the general provisions. A system of advance payments with subsequent settlement will apply to these payments, as indicated in the aforementioned article.

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4.7.1 The lessee’s payment obligation consists of:

a.	the rent;

b.	the separate payment referred to in 4.2, if rent subject to turnover tax has not been agreed;

c.	the turnover tax owed on the rent in the event that the parties have agreed on a rent subject to turnover tax;

d.	the advance payment for the additional supplies and services to be provided by or on behalf of the lessor, plus the turnover tax owed on them.

4.7.2 The lessee will no longer owe any turnover tax on the rent if the leased property may no longer be let subject to turnover tax, despite the fact that the parties had agreed that this would be the case. If this is the case, the payments referred to in 19.3.a of the general provisions will be applicable instead of the turnover tax, and the payment referred to in 19.3.a item I will be determined at such a time.

4.8 At the start of the lease, the following amounts will apply in each payment period of 3 months:

- the rent	€23,108.12
- the turnover tax owed on the rent in the event that the parties have agreed a rent subject to turnover tax, or	€4,390.54
- the separate payment referred to in 4.2, if rent subject to turnover tax has not been agreed;
- the advance payment for the additional supplies and services to be provided by or on behalf of the lessor, plus the turnover tax owed on them.	€5,657
------------+
total	€33,155.66
in words: thirty-three thousand one hundred and fifty-five euros and sixty-six cents.

All the amounts referred to in this article are the price level on 1 July 2011.

4.9 In view of the date of commencement of the lease and the rent-free period described in Article 8.5, the lessee’s first payment will pertain to the period from 1 July 2011 through 30 September 2011, and the amount owed for this period is €5,657. This amount includes turnover tax, also with regard to the turnover tax on the rent, but only if the lessee owes turnover tax on the rent. The lessee will pay the amount owed in full on or before 1 July 2011.

4.10 The periodic payments to be made by the lessee to the lessor by virtue of this lease, as indicated in 4.8, will be paid as a single payment in advance, in euros, and must have been paid in full on or before the first day of the period to which the payments relate.

4.11 Payment by the lessee of the periodic payments to be made as shown in 4.8 will take place by means of billing. The lessor will send the lessee an invoice at least fifteen days before the start of the new payment period. The lessee will transfer the payments on or before the first day of the period to which the payments relate to the lessor, account number 498954676, account holder DPA Beheer B.V. of Sloten. The payment will be made with due observance of the rules applicable to the payment obligation of the lessee included in the general provisions forming part of the lease.

4.12 Unless otherwise indicated, all amounts in this lease and in the provisions forming a part thereof are exclusive of turnover tax.

5 Deliveries and services

5.1 The service costs are €38.50 per m² per year, plus BTW. The service costs must be paid on an advance payment basis. Settlement will take place on an annual basis, on the basis of the actual costs. The parties agree that the lessor will provide the following deliveries and services:

•	the supply of gas, water and electricity, and measurement of their consumption;

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•

the ownership, repair, remedying of faults, inspection, etc., of systems such as doors, security systems, lifts, fire alarms, lightning conductors, air conditioning systems, window washing systems, safety systems;

•	monitoring the general areas by means of an alarm system;

•	cleaning and keeping clean the general/ communal areas, etc.;

•	glass insurance;

•	signs in general areas;

•	garden maintenance;

•	lighting in general areas;

•	use of the company canteen (lessee must enter into a contract with the catering company in the context of food and drink);

•	use of the central reception;

•	including the costs for management and administration of these deliveries and services, which are set at 5%;

6 Bank Guarantee

6.1 The amount of the bank guarantee (which is attached as an annex to this agreement) referred to in 12.1 of the general provisions is hereby agreed between the parties at €33,155.66.

In words: thirty-three thousand one hundred and fifty-five euros and sixty-six cents.

7 Manager

7.1 Until the landlord states otherwise, the following will act as manager: Jones Lang LaSalle Property Management B.V., Weena 270, 3012 NJ, Rotterdam.

7.2 Unless otherwise agreed in writing, the lessee will consult with DPA Nederland B.V. with regard to the content of and all further matters relating to this lease. Notification of breakdowns, etc., must at all times take place via DPA Nederland B.V.

Extraordinary provisions

8 Departures from and/or supplements to the general provisions

8.1

Supplementary to Article 3 of the general provisions, the following shortcomings do not form a failure within the meaning of Article 3 of the general provisions and Section 7:204 paragraph 2 of the Dutch Civil Code:

•	shortcomings in or as a consequence of modifications made by the lessee;

•	shortcomings that are recorded in the completion statement;

8.2

The final sentence of Article 16.3 of the general provisions will lapse.

8.3 Level of fitting-out

The office space is delivered in its current state, sufficiently known to the parties, among other things fitted with:

•	carpet;

•	current partition walls;

•	kitchen;

•	prestigious entrance;

•	restaurant;

The lessor will place a partition wall to partition off the unit. The lessor will create an entrance to the floor, as it did for Corins B.V. on the 7th floor, which is sufficiently known to the parties and as indicated on the enclosed measurements certificate. This work on the entrance will not be ready on the commencement date of the lease. The lessor will endeavour to complete work on the entrance as quickly as possible, and this will in any event take place before 31 July 2011.

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8.4 Transfer at the end of the lease

The lessee may leave the space in the condition the space was in at the start of the lease, including the entrance still to be fitted out, in accordance with the transfer report. However, the space must be transferred empty and cleared of all goods of the lessee, such as furniture. The lessee will ensure that any damage to the leased property is remedied, with the exception of normal wear and tear.

8.5 Rent-free period

The lessee is entitled to a rent-free period of 14 months, distributed evenly across the lease period:

From:

1 July 2011 through 30 September 2011 (3 months)

1 July 2012 through 30 September 2012 (3 months)

1 July 2013 through 30 September 2013 (3 months)

1 July 2014 through 30 September 2014 (3 months)

1 July 2015 through 31 August 2015 (2 months)

The rent-free period relates to a floor area of 493.9 m² NSA office space located on the sixth floor, including a share of the general space, and four parking spaces in the car park belonging to the building. During this rent-free period, the lessee will owe service costs plus BTW.

8.6 Key transfer

The lessee will obtain the key to the leased property at the moment the leases are signed, the bank guarantee has been made available, the first payment of rent has been made and the transfer of the property has taken place. As of the moment of the key transfer, however, the lessee will owe service costs to the lessor.

8.7 Subletting

The lessee will be entitled to sublet, after obtaining the written permission of the lessor (DPA Nederland B.V.) and the principal lessor (Credit Suisse N.V.). The sublessee must meet the requirements set by the lessor and the principal lessor in terms of professional probity and solvency. The lessor and the principal lessor will not refuse their permission for subletting on unreasonable grounds. Any sublease to be entered into must end at least two months before the end date of the principal lease.

8.8 Break option

The lessee has a one-off right to terminate the lease after a period of 3 years, and therefore on 1 July 2014, with due observance of a period of notice of 12 months.

8.9 Additional parking spaces

Additional parking spaces are available on a flexible basis. These parking spaces can be terminated by the lessor or lessee, with a period of notice of 2 months.

8.10 Fire Brigade requirements

The lessor guarantees that the leased property will comply with the applicable fire regulations at the time of transfer. The lessee must apply for the usage permit.

8.11 Modifications to the leased property

The lessee has the option to modify the leased property. This requires the written approval of the lessor, which will not delay or refuse its approval on unreasonable grounds.

8.12 Access to the leased property

The lessee will have access to the leased property 24 hours per day, 7 days per week.

8.13 Name sign

The lessee is entitled to place name signs at the locations indicated, inside and outside the building. The property manager will place the name signs, in order to ensure conformity with those of the other lessees.

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The locations indicated are:

•	The lobby of the building.

•	The lifts of the building.

•	The entrance to the lessee’s floor.

8.14 Right to register multiple entities

The lessee has the right to register multiple entities affiliated to the lessee in the registers, at the address of the leased property.

9 Transfer of rights and obligations

9.1 The lessee enters into the obligation to cooperate in a future transfer by the lessor of its rights and obligations ensuing from this agreement to a party which has a comparable professional reputation as a lessor.

10 Choice of forum and law

10.1 Any disputes arising from this agreement or from agreements related to it will be put exclusively before the competent Dutch court, and will be subject to Dutch law.

Thus drawn up and signed in triplicate.

AMSTERDAM, June 2011	AMSTERDAM, June 2011

Lessor: DPA Nederland B.V.	Lessees: AVG Netherlands B.V.

/s/ Olav O. Berten	/s/ Hubertus Johannes De Haas
Mr O.O. Berten	Mr H.J. De Haas

AVG Technologies N.V.

/s/ John Little
Mr J. Little

Annexes:

1.	General provisions

2.	Bank Guarantee

3.	Drawing of the leased property;

4.	Chamber of Commerce extract lessee

5.	Copy of ID lessee

6.	Completion statement

Separate signature of the lessee for receipt of its own copy of the

‘GENERAL PROVICIONS FOR LEASE FOR OFFICE SPACE AND OTHER INDUSTRIAL SPACE WITHIN THE MEANING OF SECTION 7:230 A OF THE DUTCH CIVIL CODE’ as referred to in 2.1.

Mr H.J. De Haas

Mr J. Little

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